Exhibit 10.2

July 13th, 2009

ROYALTY AGREEMENT

Parties

Alchemia Oncology Pty Limited

ACN 058 390 953

Novozymes Biopharma DK A/S

Contents

1.	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	5

2.	Royalty		5
	2.1	Obligation to pay royalty	5
	2.2	Royalty rates	5
	2.3	When royalty is due	7
	2.4	Reduction in royalty for an Other Product	7
	2.5	Currency conversion	7
	2.6	Payments and reports	7
	2.7	Record keeping	8
	2.8	Withholding tax	8
	2.9	Licensee directly liable	8
	2.10	Sales of Products	8

3.	Audit		9
	3.1	Right to audit	9
	3.2	Inspection of records	9
	3.3	Costs of inspection and audit	9
	3.4	Confidentiality	9

4.	Supply		9
	4.1	Novozymes as preferred supplier	9

5.	Term and termination		10
	5.1	Term	10
	5.2	Events for termination	10
	5.3	Retention of rights	10
	5.4	Survival of provisions	10

6.	Existing Agreements		11
	6.1	Mutual releases	11
	6.2	Acknowledgements	11

7.	Warranties		11
	7.1	General	11
	7.2	Relating to patents	12

8.	Confidential Information		12
	8.1	Prohibited acts	12
	8.2	Permitted uses	12
	8.3	Excluded information	12
	8.4	Compulsory disclosures	13

Royalty Agreement

	8.5	Protection of information	13
	8.6	Confidentiality of agreement	13
	8.7	Return of Confidential Information	13

9.	Assignment		14
	9.1	Agreement	14
	9.2	Patents	14

10.	Dispute resolution		14
	10.1	Initial Process	14
	10.2	Arbitration Process	14
	10.3	Injunctions and scope of awards	14
	10.4	Confidentiality	15
	10.5	Stay of termination pending resolution	15

11.	Miscellaneous Matters		15
	11.1	Further assurance	15
	11.2	Entire understanding	15
	11.3	Variation	15
	11.4	Waiver	15
	11.5	Costs and outlays	16
	11.6	Counterparts	16
	11.7	Notices	16
	11.8	Governing law and jurisdiction	17

Royalty Agreement

Agreement dated

Parties	Alchemia Oncology Pty Ltd ACN 058 390 953 of 3 HiTech Court, Brisbane Technology Park, Eight Mile Plains QLD 4113 (Alchemia)

Novozymes Biopharma DK A/S (CVR No. 29 60 35 37) of Krogshøjvej 36, DK-2880 Bagsværd, Denmark (Novozymes)

Introduction

A.	Novozymes has proprietary technology to recombinantly produce hyaluronic acid (HA) through a bacillus host for pharmaceutical use and is investing in a new production facility to produce cGMP-grade HA according to the Q7 ICH guidelines using the proprietary technology.

B.	Alchemia is the owner or licensee of various intellectual property and patents in relation to a HA based technology known as HyACT™. The technology has been applied to irinotecan to produce a chemotherapy product with enhanced efficacy known as HA-irinotecan. Alchemia and its licensees are continuing to undertake research and development to produce other products using HyACT™.

C.	Novozymes has supported the Research and Development activities of the first drug candidate covered by the HyACT™ technology (HA-irinotecan Product) and financed Alchemia’s clinical trails of the said drug candidate with a cash contribution of US$ 1 mio.

D.	The parties have agreed to adjust the royalty period from the original term of the patents in order to reflect and balance Alchemia’s capital needs, and in consideration of the initial contributions made by Novozymes as mentioned above. The Royalty Period has been mutually and specifically agreed by the parties in light of the expected time to market of Alchemia’s products.

E.	It is necessary for Alchemia, and its licensees in due course, to secure a supply of HA to continue the research, development, manufacture and sale of products.

F.	Novozymes has agreed to become a supplier of HA to Alchemia, and Alchemia’s licensees for the Term of this Agreement.

G.	Alchemia has agreed that in addition to paying a price to be agreed for the supply of HA, Alchemia will make, or procure the making of certain other payments to Novozymes under this Agreement.

H.	Alchemia and Novozymes have previously entered into a Research, Development and Clinical Trial Agreement and a Technology License Agreement which they agree to release each other from under this Agreement.

It is agreed

Royalty Agreement

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

(1)	Affiliate means

(a)	with respect to Alchemia, any other person controlling, controlled by or under direct or indirect common control with Alchemia.

(b)	with respect to Novozymes, Novozymes A/S (group parent) and any other person controlled by or under direct or indirect control of Novozymes A/S.

(c)	A person will be deemed to control a corporation (or other entity) if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.

(2)	Agreement means this document, including any schedule or annexure to it.

(3)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made.

(4)	Confidential Information means any Information provided by one party or its Representatives to the other party or its Representatives whether provided orally or in any Material Form, provided that where Information is provided by one party to the other, and that other party is the owner of such Information, then the Information is Confidential Information of the other party, not the party that provides it.

(5)	Commencement Date means the date of execution of this Agreement by the last party signing it.

(6)	Covered By means that the sale of the HA-irinotecan Product or Other Product when it is sold and in the country it is sold to a Third Party, would, but for any licence granted by Alchemia or a Licensee, infringe a Valid Claim of a HyACT™ Patent.

(7)	Dollars and US$ means United States dollars.

(8)	Existing Agreements means the:

(a)	Research, Development and Clinical Trial Agreement dated 18 December 2003;

(b)	Technology License Agreement dated 18 December 2003; and

(c)	First Amendment to the Technology License Agreement and Research, Development and Clinical Trial Agreement dated 1 March 2005.

(9)	FDA means the Food and Drugs Administration of the United States of America.

Royalty Agreement

(10)	Government Agency means any government and any government body whether:

(a)	legislative, judicial or administrative;

(b)	a department, commission, authority, tribunal, agency or entity;

(c)	commonwealth, state, territorial or local;

but does not include a governmental body in respect of any service or trading functions as distinguished from regulatory or fiscal functions.

(11)	HA means hyaluronic acid whether produced recombinantly through a bacillus host or otherwise.

(12)	HyACT™ Patents means the patents referred to in Schedule 1.

(13)	HA-irinotecan Product means a product with enhanced efficacy comprising combining HA and Irinotecan.

(14)	Information means information or know-how pertaining to, or in the possession or control of, a party including, but not limited to information concerning its business, systems, technology and affairs, such as:

(a)	financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(b)	research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c)	technology, source and object codes for computer software, intellectual property rights and technical and historical information relating thereto;

(d)	customer and supplier information; and

(e)	information relating to the Products.

(15)	Insolvency Event means any event of insolvency, bankruptcy or liquidation of the relevant party, including any voluntary or involuntary judicial liquidation or re-organisation proceedings.

(16)	Licensee means a person licensed by Alchemia or that person’s sub-licensee licensed to sell one or more Products or otherwise exploit the HyACT™ Patents as the holder of a marketing authorization for such Product.

(17)	Material Form in relation to Information includes any form (whether visible or not) of storage from which Information can be reproduced, and any form in which Information is embodied or encoded.

(18)

Net Sales shall be determined using International Financial Reporting Standards and shall mean the gross amount received by Alchemia, an Affiliate or a Licensee from any Third Party in respect of sales of the HA-irinotecan Product or Other Product together

Royalty Agreement

with any other sums received from any Licensees based on a license to sell one or more Products or otherwise exploit the HyACT™ Patents (e.g. in the form of milestone payments) less any and all of the following:

(a)	trade, quantity or cash discounts or rebates actually allowed and taken;

(b)	credits or allowances given or made on account of price adjustments, recalls or destruction requested or made by an appropriate Government Agency; and

(c)	any tax (excluding income tax), excise or other governmental charge upon or measured by the sale, transportation, delivery or use of the HA-irinotecan Product and Other Products included in such amount.

(19)	Other Products means any product other than the HA-irinotecan Product developed under the HyACT™ Patents;

(20)	Plant means a new HA production facility capable of supplying HA in accordance with Q7 ICH guidelines to Alchemia in accordance with this Agreement and the Supply Agreement by 1 January 2014, and being able to do so in quantities which will fulfil the whole of their requirements as anticipated.

(21)	Products means HA-irinotecan Products and Other Products.

(22)	Regulatory Authority means the FDA or the equivalent body in the relevant country.

(23)	Representative of a party means the employees, directors, agents, contractors or advisors of that party.

(24)	Royalty Period means, for each Product, the period commencing when the relevant Product is first sold in that country and is Covered By a HyACT™ Patent, and ending at the later of when sales of the Product in that country ceases to be Covered By a HyACT™ Patent, or following expiry of a HyACT™ Patent, when Alchemia is no longer entitled to receive any royalties from a Licensee of the Product.

(25)	Supply Agreement means the supply agreement to be entered into between the parties in relation to the supply of HA for the HA-irinotecan Product.

(26)	Term means the period during which this Agreement is in force pursuant to clause 5.

(27)	Third Party means a person other than Novozymes, Alchemia, an Affiliate or Licensee.

(28)	Valid Claim means and is limited to any issued, unexpired claim of HyACT™ Patent, so long as such claim shall not have been abandoned, disclaimed or shall not have been held invalid in a final decision rendered by a court or tribunal of competent jurisdiction from which no appeal has been or can be taken. Where a HyACT™ Patent has been issued in a country other than Australia without a separate and independent examination by the relevant authorities of that country that patent will be deemed to have a scope equivalent to the scope of the claims of any corresponding Australian Patent which has had examination in Australia.

Royalty Agreement

1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the others;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a body corporate;

(d)	a party includes the party’s executors, administrators, successors and permitted assigns;

(e)	a thing includes the whole and each part of it separately;

(f)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(g)	dollars means United States dollars unless otherwise stated.

(2)	“Including” and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

2.	Royalty

2.1	Obligation to pay royalty

Subject to clause 2.3(3), during the Royalty Period in respect of each Product, Alchemia agrees to pay Novozymes a royalty, as a percentage of Net Sales of the Product where those sales are Covered By a HyACT™ Patent, at the rates referred to in clause 2.2.

2.2	Royalty rates

(1)	In respect of Net Sales of the HA-irinotecan Product:

(a)	1%, if the HA-irinotecan Product is produced with HA supplied by Novozymes;

Royalty Agreement

(b)	1%, if Novozymes is unable for any reason to supply HA for use in the relevant HA-irinotecan Product at the time of the Product’s first sales in the relevant country, and from then until the Handover Date as defined in the Supply Agreement has occurred, or if having supplied the HA for use in a HA-irinotecan™ Product following such Handover Date, Novozymes is unable for any reason to continue to supply HA in accordance with the Supply Agreement; and

(c)	2%, in any other case where Novozymes is capable of supplying HA, that is the Handover Date as defined in the Supply Agreement has occurred, and where the HA-irinotecan Product does not incorporate Novozymes HA. Provided that this rate will be reduced to 1%:

(i)	if Novozymes decides not to complete the Plant or fails to do so by 1 January 2014 from the date the decision is made or 1 January 2014, whichever is the earlier; or

(ii)	if Novozymes is the Defaulting Party under the Supply Agreement, on the date the Supply Agreement is terminated by Alchemia in respect of that default.

(2)	In respect of Net Sales of an Other Product:

(a)	0.5%, if the Other Product is produced with HA supplied by Novozymes;

(b)	0.5% if Novozymes is unable for any reason to supply HA for use in the relevant Other Product at the time of the Product’s first sales in the relevant country, and from then until Novozymes does so, or if having supplied the HA for use in a Other Product, Novozymes is unable for any reason to continue to supply HA; and

(c)	1.0%, in any other case where Novozymes is capable of supplying HA and where an Other Product does not incorporate Novozymes HA. Provided that this rate will be reduced to 0.5%:

(i)	if Novozymes decides not to complete the Plant or fails to do so by 1 January 2014 from the date the decision is made of 1 January 2014, whichever is the earlier; or

(ii)	if Novozymes is the Defaulting Party under the Supply Agreement, on the date the Supply Agreement is terminated by Alchemia in respect of that default.

(3)	In clauses 2.2(1) and 2.2(2) “unable for any reason” includes Novozymes being unable to supply HA in accordance with required specifications and quantities (including for reasons of force majeure), or at the price referred to in the Supply Agreement (cf. clause 2.2(1)), or a supply agreement (cf. clause 2.2(2)) as the case may be.

Royalty Agreement

2.3	When royalty is due

(1)	In the event the relevant Product is sold by Alchemia (or any Affiliate) the royalty is due when payment has been received for the sale, in any other case the royalty is due when Alchemia receives payment from its Licensee of the monies out of which the royalty is payable.

(2)	Alchemia will use reasonable endeavours to ensure Licensees are obliged to make payment of the monies out of which the royalty to Novozymes is payable within 60 days of the end of the quarter in which payment for the Product is received by the Licensee.

(3)	If Novozymes supplies, or enters into an agreement to supply, a Third Party with HA and the use of the HA by the Third Party, or another party to which it re-supplies the HA, infringes the Intellectual Property of Alchemia or the HA is intended by the Third Party or is in effect sold in direct competition with a specific Product, then no royalty will be due and payable to Novozymes with respect to any sales of such Product by Alchemia, an Affiliate or Licensee from the date of that agreement

2.4	Reduction in royalty for an Other Product

In the event only that (i) the royalty received by Alchemia or any of its Affiliates from a Licensee in respect of an Other Product is less than 10% of Net Sales of such Other Product, and, (ii) where development for such Other Product has not commenced a phase II trial at the time the relevant licence is entered into, then the royalty payable to Novozymes under this Agreement will be 5% of the percentage of Net Sales received by Alchemia or any of its Affiliates.

That is if the royalty received by Alchemia is 5% of the Net Sales of that Other Product then the royalty payable to Novozymes under this Agreement will be 0.25 % of Net Sales of such Other Product.

2.5	Currency conversion

In respect of sales of the Product by Alchemia or its Affiliates, Alchemia will calculate royalties in local currencies and then convert the royalties using Reuters currency index (www.reuters.com/finance/currencies) rate of exchange on the day for payment to Dollars. In any other case Alchemia will remit to Novozymes its royalty in the currency in which the royalty out of which such monies are paid is received.

2.6	Payments and reports

(1)	Alchemia must within 60 days of the end of each Quarter whilst royalties are payable provide Novozymes a written report setting out:

(a)	the gross sales of the Products for which payment has been received by Alchemia and its Licensees during that Royalty Period and the calculation of the Net Sales; and

(b)	the calculation of the royalty payable to Novozymes, including details of the currency conversion rates used.

Royalty Agreement

(2)	The royalty payable to Novozymes must be paid within 30 days from date of invoice by Novozymes into a bank account nominated by Novozymes.

2.7	Record keeping

For at least 3 years after the end of the Royalty Period, Alchemia must keep and retain true and particular accounts and records of all sales of the Products sufficient to verify Alchemia’s calculation of Net Sales, the calculation of the royalty and conversion into the relevant currency in accordance with clause 2.5.

2.8	Withholding tax

(1)	Novozymes shall be responsible for and shall bear all taxes levied upon payments received by it, and Novozymes hereby authorizes Alchemia to withhold such taxes from the payments which are payable to Novozymes in accordance with this Agreement if Alchemia is either required to do so under the applicable tax laws or directed to do so by any relevant Government Agency. Upon the written request of Novozymes, Alchemia shall, with respect to the laws of the country from which the payments are made, reasonably support Novozymes in its legal efforts to minimise any such withholding taxes, and provide Novozymes with information about and necessary for any documentation needed to reduce withholding to a legal minimum and on request provide Novozymes with receipts and any other evidence from relevant revenue authorities which may be required by Novozymes for its own tax affairs.

(2)	In the event that royalty payments received by Alchemia from Licensees are either directly or indirectly subject to withholding tax, Alchemia is not in any case obliged to gross up the amount payable to Novozymes to account for such deductions, but Alchemia must (i) use commercially reasonable efforts to reduce such withholding tax to a legal minimum and (ii) provide Novozymes with receipts and other evidence from relevant authorities which may be required by Novozymes for its own tax affairs. The royalty obligation to Novozymes shall be reduced to reflect the cash actually received by Alchemia from the Licensee.

2.9	Licensee directly liable

Where Alchemia or any of its Affiliates appoints a Licensee, then Novozymes agrees to accept in lieu of the obligations of Alchemia under this Agreement in respect of sales by such Licensee or its sub-licensees, a direct payment obligation in the form set out in Schedule 2 when and if executed. While such deed remains operative, Alchemia will have no obligations in respect of such sales under this Agreement.

2.10	Sales of Products

(1)	No royalty under clause 2.1 is due and payable upon the sale or other transfer of Product among Alchemia, its Affiliates and Licensees, but in such cases, the royalty will be calculated upon Alchemia’s or its Affiliates or Licensee’s sale of such Product to the first entity who is not Alchemia, an Affiliate or Licensee.

(2)	Alchemia must ensure that sales of Products by Alchemia to its Affiliates, and require that sales by its Licensees to Third Parties are on arms length terms. Nothing in this clause shall preclude Alchemia or any Licensee from the disposition of Product in reasonable quantities as clinical supplies, or as free samples (promotional or otherwise) or as donations (for example, to non-profit institutions or Government Agencies for a non-commercial purpose).

Royalty Agreement

3.	Audit

3.1	Right to audit

During the time that a royalty is payable to Novozymes under this Agreement and for a period of 3 year afterwards Novozymes may, at its expense, carry out an inspection and audit to determine whether Alchemia has properly complied with its relevant obligations under clause 2.6(1). Such audit may not occur more than once per year.

3.2	Inspection of records

Alchemia must, if given at least 20 Business Days’ prior written notice of Novozymes’ desire to carry out an inspection and audit under clause 3.1, provide Novozymes, its Representatives and professional advisers with reasonable access during normal business hours to all relevant books, books of account, computer and electronic records and other documents necessary to enable Novozymes to carry out the inspection and audit in respect of the royalty calculations referred to in clause 2.6(1). Alchemia must ensure that its personnel co-operate fully with Novozymes and its Representatives and promptly provide to Novozymes and its Representatives an explanation of any matter reasonably required by them in connection with the inspection and audit.

3.3	Costs of inspection and audit

Alchemia and Novozymes must bear their own costs associated with conducting an inspection or audit or complying with its obligations under this clause. If an inspection or audit reveals an underpayment of 5% or more in the amount of the royalty referred to in clause 2, the cost incurred by Novozymes in connection with the inspection and audit must be paid by Alchemia.

3.4	Confidentiality

If in the course of undertaking any inspection and audit under this clause 3 Novozymes or its employees or agents becomes aware of information which is the confidential information of Alchemia or third parties with whom Alchemia deals then the information must be treated as if it was Confidential Information of Alchemia.

4.	Supply

4.1	Novozymes as preferred supplier

Subject to:

(1)	detailed supply terms having been agreed for the supply of HA from Novozymes in relation to any Products; and

(2)	Novozymes being able to supply HA in accordance with required specifications and quantities, and otherwise in accordance with such supply terms;

Royalty Agreement

Alchemia agrees to use best efforts to use Novozymes as its preferred supplier of HA. Additionally, to the extent it is legally entitled to do so, Alchemia agrees to encourage Licensees to use Novozymes as their preferred supplier of HA, but this will not require Alchemia to impose such a requirement as a condition of any licence unless otherwise agreed.

5.	Term and termination

5.1	Term

This Agreement shall become effective as of the later of (i) the Commencement Date or (ii) the execution of the Supply Agreement. Subject to clause 5.2, the Term of this Agreement is until the last to expire of the HyACT™ Patents.

5.2	Events for termination

A party may terminate this Agreement at any time by written notice to the other party (the Defaulting Party) if any of the following apply:

(1)	the Defaulting Party fails to carry out any provision of this Agreement, the failure is capable of remedy and the Defaulting Party does not remedy that failure within 30 days after written notice to the Defaulting Party requiring it to be remedied;

(2)	the Defaulting Party fails to carry out any material provision of this Agreement and the failure is not capable of remedy;

(3)	the Defaulting Party is subject to an Insolvency Event;

(4)	a warranty given by the Defaulting Party in this Agreement is materially incorrect; and

(5)	it becomes unlawful for the Defaulting Party to perform its obligations under this Agreement.

5.3	Retention of rights

On termination of this Agreement under clause 5.2 each party retains its rights against the other party in respect of any past breach, in addition to any other rights, powers or remedies provided by law.

5.4	Survival of provisions

Clauses 1, 2.7, 3.1, 6, 8, 10 and 11 survive the termination and expiry of this Agreement for any reason. Termination or expiry of this Agreement does not affect the Supply Agreement or any other agreement for the supply of HA, but the obligation to pay royalty to Novozymes under clause 2 ceases.

Royalty Agreement

6.	Existing Agreements

6.1	Mutual releases

Alchemia and Novozymes release each other from all of their obligations under the Existing Agreements and any other previous understanding or agreement relating to the supply of HA by Novozymes to Alchemia, and waive any and all rights they may have in relation to any present or past breaches of the Existing Agreements and any other previous understanding or agreement relating to the supply of HA by Novozymes to Alchemia.

6.2	Acknowledgements

Alchemia and Novozymes each acknowledge and agree that to the extent that there were any Research Results or Joint IP (as defined in the relevant Existing Agreements) the same is to be absolutely owned by Alchemia, and Novozymes hereby assigns to Alchemia absolutely the whole of its right title and interest in such Research Results and Joint IP.

7.	Warranties

7.1	General

In addition to and despite all other warranties, express or implied, in this Agreement, each party warrants and covenants that:

(1)	it is empowered to enter into this Agreement and to do all things that will be required by this Agreement;

(2)	all things have been done or will be done as may be necessary to render this Agreement legally enforceable in accordance with its terms and fully valid and binding on it; and

(3)	all authorisations by any Government Agency (whether in Australia or not) that are required or will be required in connection with the execution and delivery of, the performance of obligations under or the validity or enforceability of, this Agreement have been obtained or effected and are or will be fully operative and in full force and effect;

(4)	there is no litigation, arbitration or administrative proceeding taking place, pending or, to its knowledge, threatened against it as at the date of this Agreement which could have a material adverse effect on its ability to perform its obligations under this Agreement;

(5)	it will as soon as practicable notify the other party of the occurrence of, or pending or threatened occurrence of, any event that:

(a)	may cause or constitute a material breach of any of the acknowledgments, representations, warranties or covenants contained in this Agreement; or

(b)	could have a material adverse effect on its ability to perform its obligations under this Agreement;

(6)	it has before the date of this Agreement and after diligent enquiry and investigation, fully disclosed to the other party all information concerning it that could reasonably be regarded as affecting in any way the decision of the other party to enter into this Agreement;

Royalty Agreement

(7)	no statement or representation made by it or on its behalf to the other party in negotiations prior to this Agreement is misleading or deceptive in any material respect; and

(8)	all acts to be performed and all obligations to be discharged under this Agreement will be performed or discharged with all due care and expertise.

7.2	Relating to patents

Novozymes warrants and covenants to Alchemia that it will not either directly or indirectly oppose or otherwise contest the validity of the HyACT Patents.

8.	Confidential Information

8.1	Prohibited acts

Neither party may, without the other party’s prior written consent, copy or disclose or cause to be copied or disclosed any Confidential Information of the other party other than to the extent that such Confidential Information must be disclosed:

(1)	to the party’s Representatives in order for this Agreement to be performed, provided that the recipients of the information undertake in writing to the party to keep that information strictly confidential; or

(2)	to Regulatory Authorities.

8.2	Permitted uses

Each party may only make use of Confidential Information of the other party to the extent necessary to enable the party to perform its obligations or exercise its rights under this Agreement.

8.3	Excluded information

For the purposes of this clause, Confidential Information does not include any information which the receiving party can establish:

(1)	was in the public domain when it was disclosed to the receiving party;

(2)	becomes, after being disclosed to the receiving party, part of the public domain, except through disclosure contrary to this Agreement;

(3)	was already in the receiving party’s possession when it was disclosed to the receiving party and was not otherwise acquired from the other party directly or indirectly; or

(4)	was lawfully disclosed to the receiving party by a third party having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.

Royalty Agreement

8.4	Compulsory disclosures

The obligations of confidentiality in this clause do not apply to a receiving party where the receiving party is required by law or under the lawful compulsion of any court, tribunal, authority or regulatory body to disclose any Confidential Information of the other party. Provided that before a party discloses any Confidential Information pursuant to the foregoing it must provide the other party with reasonable notice to enable it to seek a protective court order or other remedy in respect of the Confidential Information, and it must provide the other party with all assistance and co-operation which the other party considers necessary to obtain such protective court order or other remedy.

8.5	Protection of information

Each party must notify the other party in writing immediately upon the discovery of any apparent unauthorised use or disclosure of any Confidential Information and take all reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this clause 8 including diligently prosecuting at its cost any breach or threatened breach of any such confidentiality obligations by any person to whom it has disclosed or allowed to access to the Confidential Information or at the other party’s option making all reasonable efforts to assist the other party to help regain possession of the Confidential Information and prevent any further unauthorised disclosure or use.

8.6	Confidentiality of agreement

The parties must maintain absolute confidentiality concerning the existence and subject matter of this Agreement and no public announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this Agreement may be made or authorised by a party without the prior written approval of the other party except that a party may make a disclosure in relation to this Agreement:

(1)	to its professional advisers, bankers, financial advisers, financiers, investors and potential investors upon those persons undertaking to keep confidential any information so disclosed;

(2)	to actual or prospective Licensees upon those persons undertaking to keep confidential any information so disclosed;

(3)	to comply with any requirement of a Regulatory Authority; or

(4)	to comply with any applicable law or requirement of any other regulatory body.

8.7	Return of Confidential Information

Each party agrees that on termination or expiration of this Agreement it will deliver to that other party any and all materials containing or embodying that other party’s Confidential Information and any copies thereof.

Royalty Agreement

9.	Assignment

9.1	Agreement

A party must not assign or otherwise deal with this Agreement (except to a party’s Affiliate) without the prior written consent of the other party, which consent must not be unreasonably withheld, provided that if Alchemia assigns the HyACT™ Patents to a Third Party, Alchemia shall also novate this Agreement to such Third Party. Subject to the above consent of Novozymes (not to be unreasonably withheld), Novozymes agrees to participate in such novation, in such form as reasonably required by Alchemia.

9.2	Patents

Subject to clause 9.1, Alchemia is entitled to assign, license and otherwise deal with the HyACT™ Patents in respect of any Third Party without restriction.

10.	Dispute resolution

10.1	Initial Process

The parties will negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim will be finally resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.2	Arbitration Process

The arbitration will be conducted by a panel of three persons experienced in the pharmaceutical manufacturing and distribution business. Within 30 days after initiation of arbitration, each party will select one person to act as arbitrator and the two party-selected arbitrators will select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be appointed by the ICC. The place of arbitration will be London, UK and all proceedings and communications will be in English.

10.3	Injunctions and scope of awards

Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators will have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. Each party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

Royalty Agreement

10.4	Confidentiality

Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

10.5	Stay of termination pending resolution

The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute will be refunded if an arbitrator or court determines that such payments are not due.

11.	Miscellaneous Matters

11.1	Further assurance

Each party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement.

11.2	Entire understanding

This Agreement:

(1)	is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.

11.3	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

11.4	Waiver

(1)	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

(2)	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

(3)	A waiver is not effective unless it is in writing.

(4)	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

Royalty Agreement

11.5	Costs and outlays

Each party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement.

11.6	Counterparts

This Agreement may be executed in counterparts, and by the parties on separate or the same counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.

11.7	Notices

(1)	A notice or other communication connected with this Agreement (Notice) has no legal effect unless it is in writing.

(2)	In addition to any other method of service provided by law, the Notice may be:

(a)	sent by prepaid post to the address of the addressee set out in this Agreement or subsequently notified;

(b)	sent by facsimile to the facsimile number of the addressee; or

(c)	delivered at the address of the addressee set out in this Agreement or subsequently notified.

(3)	If the Notice is sent or delivered in a manner provided by clause 11.7(2), it must be treated as given to and received by the party to which it is addressed:

(a)	if sent by post, on the 2nd Business Day (at the address to which it is posted) after posting;

(b)	if sent by facsimile before 5pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or

(c)	if otherwise delivered before 5pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

(4)	Despite clause (3)(b):

(a)	a facsimile is not treated as given or received unless at the end of the transmission the sender’s facsimile machine issues a report confirming the transmission of the number of pages in the Notice;

(b)	a facsimile is not treated as given or received if it is not received in full and in legible form and the addressee notifies the sender of that fact within 3 hours after the transmission ends or by 12 noon on the Business Day on which it would otherwise be treated as given and received, whichever is later.

(5)	A Notice sent or delivered in a manner provided by clause (2) must be treated as validly given to and received by the party to which it is addressed even if:

(a)	the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

Royalty Agreement

(b)	the Notice is returned unclaimed.

(6)	Any Notice by a party may be given and may be signed by its solicitor.

11.8	Governing law and jurisdiction

The law of the United Kingdom governs this Agreement.

Executed as an agreement.

Executed by Alchemia Oncology Pty

Ltd ACN 058 390 953 an agreement:

/s/ Peter M. Smith	/s/ David K. Green

Peter M. Smith	David K. Green
Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Executed by Novozymes Biopharma DK A/S:

/s/ Thomas Videbaek
Director

Thomas Videbaek
Executive Vice President
Novozymes A/S

Name of director	Thomas Videbæk
(BLOCK LETTERS)	Executive Vice President
Novozymes A/S

Royalty Agreement

Schedule 1

HyACT ™ Patents

Family 1:    PCT CA90/00306 “Falk 1”

  Active Patents US 6,069,135

Family 2:    PCT CA94/00207

  Active Patents US 5,847,002 granted

Family 3:     PCT AU00/00004 “enhanced efficacy”

  Active AU 773984 granted

    NZ 512676 and NZ 522466 granted

    EP 00902481.1 granted

    TW 89100433 granted

    CN 1336828 granted

    CA 2370003 granted

    US 09/889203 pending

    JP 200593339 pending

Family 4:    PCT AU01/00849 “Pre-sensitizing”

  Active AU 760404 granted

    NZ 517359 granted

    CN 1388760 pending

    CA 2382560 pending

    JP 2004582709 pending

    UK 2368525 granted

    US 11/191407 and US 11/198663 and US 11/415612 pending

Family 5:    PCT AU02/01160 “Improved Therapeutics”

  Active AU 2002325635 granted

    NZ 531451 granted

    CN 1578677

    CA 2458856

    JP 2003522577 pending

    MX 2004/001828 pending

    US 10/479934 pending

Royalty Agreement

Schedule 2

Direct Payment Deed

Deed poll made on [#Date]

By	[#Details of Licensee]
of [#Address of Licensee]
(Licensee)

In favour of Novozymes Biopharma DK A/S
of Krogshøjvej 36, DK-2880 Bagsværd, Denmark
(Novozymes)

A.	The Licensee is a licensee from Alchemia Oncology Pty Limited (“Alchemia”) of, amongst other things, the HyACT™ Patents which allows the Licensee to manufacture and sell certain products (the “Products”).

B.

Pursuant to a Royalty Agreement between Alchemia and Novozymes dated June 18th 2009 (the “Royalty Agreement”), Alchemia has agreed to pay certain royalty payments to Novozymes in relation to the manufacture and sale of Products by the Licensee.

C.	Pursuant to such Royalty Agreement, Novozymes agreed to accept in lieu of certain obligations of Alchemia under the Royalty Agreement the obligations assumed by the Licensee under this deed poll.

It is agreed

1.	Definitions of interpretation

1.1	Definitions

(1)	Quarterly Report means the monthly report that the Licensee provides to Novozymes under clause 2.1;

(2)	Net Sales shall be determined using International Financial Reporting Standards and shall mean the gross amount received by Licensee from any third party in respect of sales of Products together with any other sums received from any sub-licensees based on a license to sell one or more Products or otherwise exploit the HyACT™ Patents (e.g. in the form of milestone payments) less any and all of the following:

(a)	trade, quantity or cash discounts or rebates actually allowed and taken;

(b)	credits or allowances given or made on account of price adjustments, recalls or destruction requested or made by an appropriate Government Agency; and

(c)	any tax (excluding income tax), excise or other governmental charge upon or measured by the sale, transportation, delivery or use of the Product.

Royalty Agreement

1.2	Interpretation

(1)	Reference to:

(a)	the singular includes the plural and the plural includes the singular;

(b)	a person includes a body corporate;

(c)	a party includes the party’s successors and permitted assigns;

(d)	a thing includes the whole and each part of it separately

(2)	“Including” and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this deed poll or affect its interpretation.

(5)	A provision of this deed poll must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the deed poll or for proposing that provision.

2.	Royalty, Record keeping and reporting

2.1	Licensee agrees to pay to Novozymes a royalty at the rate of % of Net Sales of Products.

2.2	Within 60 days of the end of each quarter, the Licensee will provide Novozymes a Quarterly Report. The Quarterly Report will include:

(1)	the gross sales of the Products for which payment has been received by Licensee during that quarter and the calculation of the Net Sales; and

(2)	the calculation of the royalty payable to Novozymes based on those Net Sales.

2.3	The Licensee must for a period of three years after the end of the quarter to which they relate keep and retain true and particular accounts and records of all sales of the Products sufficient to verify Licensee’s calculation of Net Sales and the calculation of the royalty.

2.4	Licensee will pay the royalty within 60 days of the end of each quarter. Licensee will calculate royalties in local currencies will remit the same to Novozymes in the currency in which the royalty out of which such monies are paid is received.

2.5

Novozymes shall be responsible for and shall bear all taxes levied upon payments received by it, and Novozymes hereby authorizes Licensee to withhold such taxes from the payments which are payable to Novozymes in accordance with this deed if Licensee is either required to do so under the applicable tax laws or directed to do so by any relevant Government Agency. Upon the written request of Novozymes, Licensee shall, with respect to the laws of the country from which the payments are made, reasonably support Novozymes in its legal efforts to minimise any such withholding taxes, and provide Novozymes with information about and necessary for any

Royalty Agreement

documentation needed to reduce withholding to a legal minimum and on request provide Novozymes with receipts and any other evidence from relevant revenue authorities which may be required by Novozymes for its own tax affairs.

3.	Audit

3.1	During the time that a royalty is payable to Novozymes under this Deed and for a period of 3 years afterwards Novozymes may, at its expense, carry out an inspection and audit to determine whether Licensee has properly complied with its relevant obligations under clause 2.1. Such audit may not occur more than once per year.

3.2	Licensee must, if given at least 20 Business Days’ prior written notice of Novozymes’ desire to carry out an inspection and audit under clause 3.1, provide Novozymes, its representatives and professional advisers with reasonable access during normal business hours to all relevant books, books of account, computer and electronic records and other documents necessary to enable Novozymes to carry out the inspection and audit in respect of the royalty calculations referred to in clause 2.1. Licensee must ensure that its personnel co-operate fully with Novozymes and its representatives and promptly provide to Novozymes and its representatives an explanation of any matter reasonably required by them in connection with the inspection and audit.

3.3	Licensee and Novozymes must bear their own costs associated with conducting an inspection or audit or complying with its obligations under this clause. If an inspection or audit reveals an underpayment of 5% or more in the amount of the royalty referred to in clause 2.1, the cost incurred by Novozymes in connection with the inspection and audit must be paid by Licensee.

3.4	If in the course of undertaking any inspection and audit under this clause 3 Novozymes or its employees or agents becomes aware of information which is the confidential information of Licensee or third parties with whom Licensee deals then the information must be treated as if it was Confidential Information of Licensee.

4.	Termination of deed poll

4.1	This deed poll automatically terminates if the Royalty Agreement is terminated for any reason.

4.2	The Licensee may terminate this deed poll at any time by giving Alchemia and Novozymes 14 days written notice of termination.

5.	Notices

[#Notice details to be confirmed]

5.1	Notice details of Alchemia are:

(1)	Address:

(2)	Facsimile:

(3)	Email:

(4)	Attention:

Royalty Agreement

5.2	Notice details of Novozymes are:

(1)	Address:

(2)	Facsimile:

(3)	Email:

(4)	Attention:

5.3	Notice details of the Licensee are:

(1)	[#To insert]

6.	General

6.1	The Licensee acknowledges that Novozymes may assign the benefit of this deed poll to another person by giving the Alchemia and the Licensee notice in writing.

6.2	The law of the United Kingdom governs this deed poll.

Executed as a deed poll and delivered on the date shown on the first page.

[#Insert appropriate execution blocks]

Royalty Agreement